Exhibit 99
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS MAY SALES

HOUSTON, TX, June 5, 2008 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the four week May period ended May 31, 2008 increased 5.1% to $122.6 million from $116.6 million in the prior year four week period ended June 2, 2007.  Comparable store sales increased 0.1% this year versus an increase of 1.7% last year.

The Company stated that its cosmetics, childrens, intimate apparel, dresses, footwear and petites categories all achieved comparable store sales increases during May, posting gains of 15.1%, 4.6%, 4.2%, 3.4%, 3.0% and 1.0%, respectively.

Jim Scarborough, Chairman and Chief Executive Officer, commented, “Our comparable store sales increase during May was driven by positive results in weeks one and four.  Week one benefited from our monthly senior discount day sales event, which fell into April last year, as well as a successful Mother’s Day.  Week four benefited from a strong finish to our Memorial Day event.  Our customers’ shopping patterns continue to suggest that consumers are principally sales event-driven, as they look to save money during these tough economic times.”

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2008	2007	2008	2007
1st Quarter	(5.4)%	0.1%	$353.5	$358.2
May	0.1	1.7	122.6	116.6
Year-To-Date (4 Mos)	(4.0)	0.5	476.1	474.8

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Stage Stores Reports
May Sales
Page - 2

Store Activity
The Company closed its store in Camden, SC during fiscal May.  Looking ahead, the Company continues to expect to open five new stores in July, including its first two stores in Idaho.

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 716 stores located in 35 states.  The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central and Southwestern states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states.  For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the number of new stores that the Company plans to open in July.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 1, 2008 and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

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